Exhibit 10.3

To:

Deutsche Bank

Aktiengesellschaft

Filiale Deutschlandgeschäft

Koblenzer Straße 7 57072

Siegen

Guarantee

We, IPG Photonics Corporation, Oxford, MA 01540, USA have been informed that you, Deutsche Bank AG including all branches and subsidiaries, are prepared, subject to certain terms and conditions, to enter into credit agreements and/or other agreements within the banking relationship (collectively and each of them, the “Agreement”) with IPG Laser GmbH, Siemensstr. 7, 57299 Burbach, Germany (the “Customer”) against our first demand guarantee. Accordingly, we issue this Guarantee in order to secure all existing, future and contingent claims arising from the banking relationship and to ensure that you shall receive payment of all amounts expressed to be payable by the Customer hereunder up to the amount of EUR 20,000,000.00 in the currency and at the place provided therein at its stated or accelerated maturity (the “Indebtedness”), net of any deduction or withholding whatsoever and irrespective of the factual or legal circumstances (including, but not limited to, force majeure or any event or action delaying or preventing any conversion or transfer to or receipt by you in the account agreed to by you) and motives by reason of which the Customer may fail to pay the Indebtedness.

1. Guarantee und Guaranteed Amount

We hereby irrevocably and unconditionally guarantee the payment to you, in Siegen and in effective EUR, of the Indebtedness up to

EUR 20,000,000.00 (in words: Euro twenty million)

including such further amounts as correspond to interest, cost, expenses, fees and all other amounts as agreed upon to be payable by the Customer. Payment hereunder will be made in Siegen and in effective EUR without any deduction or withholding whatsoever.

2. Payment upon First Demand

We shall effect payment hereunder immediately upon first demand of Deutsche Bank AG and confirmation in writing or by teletransmission that the amount claimed from us equals the Indebtedness (or part thereof) which the Customer has not paid when due.

3. Primary, Independent Obligation

This Guarantee constitutes our primary and independent obligation to make payment to you in accordance with the terms hereof, under any and all circumstances, regardless of the validity, legality or enforceability of the Agreement and irrespective of all objections, exceptions or defences from the Customer or third parties.

4. Guarantee for Payment

You shall not be required first to claim payment from, to proceed against, or enforce any claims on or security given by, the Customer or any other person before making demand from us hereunder.

5. Exclusion of Specific Defences

This Guarantee and our obligations hereunder shall not be contingent upon the legal relationship between you and the Customer and shall be independent of and enforceable notwithstanding

(a) any defect in any provision of the Agreement,

(b) any absence or insufficiency of corporate resolutions relating to the Indebtedness,

(c) any inadequate representation of the Customer,

(d) any absence of licences or other authorisations or any factual or legal restrictions or limitations existing or introduced in the country of the Customer (including, but not limited to, force majeure or any event or action delaying or preventing any conversion or transfer to or receipt by you in the account agreed to by you),

(e) any agreement made between you and the Customer concerning the Indebtedness, including any extension of the term of payment and any rescheduling or restructuring of the Indebtedness, whether or not we shall have given our consent thereto,

(f) the taking, existence, variation or release of any other collateral provided to you for the Indebtedness, and your legal relationship with any provider of such other collateral,

(g) any right of the Customer to rescind the Agreement, and

(h) any right that you may have to set-off the Indebtedness against a counterclaim of the Customer.

6. Taxes

Any amount payable by us hereunder will be paid free and clear of and without deduction of any withholding taxes. Withholding taxes are taxes, duties or governmental charges of any kind whatsoever which are imposed or levied in, by or on behalf of the country in which we are/or the Customer is situated, and which are deducted from any payment hereunder and/or under the Agreement. If the deduction of withholding taxes is required by law, then we shall pay such additional amounts as may be necessary in order that the net amounts received by you after such deduction shall equal the amount that would have been receivable had no such deduction been required.

7. Currency Indemnity

Payments made by us to you pursuant to a judgement or order of a court or tribunal in a currency other than that of the Guarantee (the “Guarantee Currency”) shall constitute a discharge of our obligation hereunder only to the extent of the amount of the Guarantee Currency that you, immediately after receipt of such payment in such other currency, would be able to purchase with the amount so received on a recognised foreign exchange market. If the amount so received should be less than the amount due in the Guarantee Currency under this Guarantee, then as a separate and independent obligation, which gives rise to a separate cause of action, we are obliged to pay the difference.

8. Limitation of Subrogation

So long as any Indebtedness has not been satisfied or any sum remains payable under the Agreement, we undertake not to assert any claim we may have against the Customer by reason of the performance of our obligations under this Guarantee, whether on contractual grounds or on any other legal basis, until the Indebtedness has been satisfied and all amounts payable to you under the Agreement have been fully and irrevocably received or recovered. Any amount received or recovered by us from the Customer shall be held in trust for and immediately paid to you. If we make any payment to you hereunder, we shall only be subrogated in your rights against the Customer once the Indebtedness has been satisfied and all amounts payable to you under the Agreement have been fully and irrevocably received or recovered by you.

9. Dissolution/Change of Structure

The obligations under this Guarantee shall remain in force notwithstanding any dissolution or change in the structure or legal form of the Customer.

10. Restructuring

You shall without our consent be entitled to reschedule or restructure principal, interest and other amounts payable under the Agreement, to release the Customer from its obligations and/or to accept a new debtor if, for reasons which you deem important, you or other companies of the Deutsche Bank group agree to similar measures also with respect to you or their other credits extended to entities in the country of the Customer. Our liability under this Guarantee shall not be affected by such measures, and we undertake to pay to you upon first demand, in accordance with the terms hereof, all such amounts in full and at such time as they would have become due and payable had the Agreement and the Indebtedness remained effective and unaltered. Our consent to the terms and documentation of such rescheduling, restructuring, release or debt assumption shall not be required.

11. Miscellaneous

We represent and warrant that this Guarantee is binding, valid and enforceable against us in accordance with its terms. We waive any express acceptance of this Guarantee by you. We confirm that we have taken, and will continue to take, all necessary steps to ensure that any amount claimed by you from us hereunder can be transferred to you immediately, free of any deduction, cost or charges whatsoever. We waive any right to require information from you in respect of the Agreement and the Indebtedness.

12. Term

This Guarantee is effective as of its date of issuance and shall expire once all amounts expressed to be payable by the Customer to you due to the Indebtedness or under the Agreement have been fully and irrevocably received by you.

However, should you thereafter become liable to return monies received in payment of the Indebtedness as a result of any bankruptcy, composition or similar proceedings affecting the Customer, this Guarantee shall be reinstated and become effective again notwithstanding such expiration.

13. Partial Invalidity

Should any provision of this Guarantee be unenforceable or invalid, the other provisions hereof shall remain in force.

14. Waiver of Jury Trial

We hereby irrevocably waive all rights to trial by jury in any action, processing or counterclaim arising out of or relating to this guarantee.

15. Applicable Law, Jurisdiction

This Guarantee and all rights and obligations arising hereunder shall in all respects be governed by German law. We hereby submit to the jurisdiction of the competent courts of Siegen, Germany, and, at your option, of the competent courts of our domicile. We hereby irrevocably appoint IPG Laser GmbH, Siemensstraße 7, 57299 Burbach, Germany as our agent for service of process or other legal summons in connection with any action or proceedings in Germany arising under this Guarantee. We irrevocably waive any objection which we may now or hereafter have that such proceedings have been brought in an inconvenient forum.

The existing guarantee dated June 28th, 2010 about EUR 15,000,000.00 be replaced by this new guarantee.

IPG Photonics Corporation, USA

Oxford, Massachusetts	/s/ Timothy P.V. Mammen
June 26, 2012